Exhibit 99.1
			JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Scheduled 13D dated September 28, 2018 with respect to the shares of Common Stock, without par value, of Sunlink Health Systems, Inc. and any further amendments thereto executed by each or any of us shall be filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

DATED: September 28, 2018








HARWOOD CAPITAL LLP

/s/ Christopher H.B. Mills
Name: Christopher H.B. Mills
Title:


CHRISTOPHER H. B. MILLS

/s/ Christopher H.B. Mills



NORTH ATLANTIC SMALL COMPANIES INVESTMENT TRUST PLC
/s/ Christopher H.B. Mills
Name: Christopher H.B. Mills
Title:  Chief Executive Officer

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